Free Writing Prospectus

Filed Pursuant to Rule 433

Registration No. 333-169119

July 11, 2012

iPath® Exchange Traded Notes I IVOP iPath® Inverse S&P 500 VIX Short-Term Futures™ ETN (II) Note Description The iPath® Inverse S&P 500 VIX Short-Term FuturesTM ETN (II) is designed to provide investors with inverse exposure to the S&P 500 VIX Short-Term FuturesTM Index Excess Return. Index Description The S&P 500 VIX Short-Term FuturesTM Index Excess Return (the “Index”) is designed potentially available through an unleveraged investment in short-term futures contracts on the CBOE Volatility Index®. The Index offers exposure to a daily rolling long position in the first and second month VIX Index futures contracts and reflects the implied volatility of the S&P 500® Index at various points along the volatility forward curve. Note Details Cumulative Index Return2 Ticker IVOP 60% Intraday Indicative Value Ticker IVOP.IV 40% CUSIP 06741K486 20% ISIN US06741K4866 0% Primary exchange NYSE Arca -20% Yearly fee1 0.89% -40% Inception date 9/16/2011 -60% Maturity date 9/20/2021 -80% Issuer Barclays Bank PLC Sep 11 Oct 11 Nov 11 Dec 11 Jan 12 Feb 12 Mar 12 Callable ETN Yes S&P 500 VIX Short-Term FuturesTM Index Excess Return Source: S&P (based on daily returns 09/11-3/12 since Note inception date). Index Details 2 Index returns are for illustrative purposes only and do not represent actual iPath Index name S&P 500 VIX Short-Term FuturesTM Index Excess Return ETN performance. Index performance returns do not reflect any management fees, transaction costs or expenses. Indexes are unmanaged and one cannot Composition Futures on S&P 500 VIX invest directly in an index. Past performance does not guarantee future results. For current Index and iPath ETN performance, go to www.iPathETN.com. Number of components 2 Bloomberg Index ticker SPVXSP Inception date 1/22/2009 Index Composition CBOE VIX FUTURE APR 12 54.87% Base value and date 100,000 as of 12/20/2005 Index sponsor S&P CBOE VIX FUTURE MAY 12 45.13% Source: S&P, as of 3/31/2012. Index composition is subject to change. 1 The investor fee is equal to the Yearly Fee times the principal amount of your securities times the index factor, calculated on a daily basis in the following manner: The investor fee on the inception date will equal zero. On each subsequent calendar day until maturity or early redemption, the investor fee will increase by an amount equal to the Yearly Fee times the principal amount of your securities times the index factor on that day (or, if such day is not a trading day, the index factor on the immediately preceding trading day) divided by 365. The index factor on any given day will be equal to the closing value of the index on that day divided by the initial index level. The initial index level is the closing value of the index on the inception date of the securities. Page 1 of 3 BARCLAYS

IVOP Annualized Performance, Standard Deviation And Correlation History 3-month 6-month 1-Year 3-Year 5-Year Standard Index Return % Return % Return % Return % Return % Deviation % Correlations4 Annualized Annualized Annualized Annualized3 S&P 500 VIX Short-Term FuturesTM Index ER -53.35 -68.95 -42.99 -66.51 n/a 68.91 1.00 S&P 500 Index 12.59 25.89 8.54 23.42 2.01 16.23 -0.76 MSCI EAFE Index 10.86 14.56 -5.77 17.13 -3.51 20.89 -0.73 MSCI Emerging Markets IndexSM 14.08 19.13 -8.80 25.07 4.67 25.12 -0.65 Barclays U.S. Aggregate Bond Index 0.30 1.43 7.71 6.83 6.25 2.70 0.32 Dow Jones-UBS Commodity Index Total ReturnSM 0.89 1.23 -16.28 9.05 -2.78 17.97 -0.48 Source: BlackRock, S&P, MSCI, Barclays and Dow Jones-UBS, as of 3/31/2012. Index returns are for illustrative purposes only and do not represent actual iPath ETN performance. Index performance returns do not reflect any management fees, transaction costs or expenses. Indexes are unmanaged and one cannot invest directly in an index. Past performance does not guarantee future results. For current Index and iPath ETN performance, go to www.iPathETN.com. 3 Standard deviation is a measure of variability from the expected value. Standard Deviation % Annualized is based on monthly returns for 3/09 –3/12, and describes how the annual returns in a given annual period are likely to differ from average annualized returns. Because the Standard Deviation % Annualized is based on historical data, it may not predict variability in annualized performance of the ETNs in the future. Source: BlackRock, Barclays 4 Correlations based on weekly returns for 3/09-3/12. Correlation is the term used to describe the statistical relationship between two or more quantities or variables. Perfectly correlated assets will have a correlation coefficient of one, while the correlation coefficient will be zero when returns on two assets are completely independent. Source: BlackRock, Barclays Selected Risk Considerations An investment in the iPath ETNs described herein (the “ETNs”) involves risks. Selected risks are summarized here, but we urge you to read the more detailed explanation of risks described under “Risk Factors” in the applicable You May Lose Some or All of Your Principal: The ETNs are exposed to any increase in the level of the underlying index between the inception date and the applicable valuation date. Additionally, if the level of the underlying index is insufficient to offset the negative effect of the investor fee and other applicable costs, you will lose some or all of your investment at maturity or upon redemption, even if the value of such index has decreased. Because the ETNs are subject to an investor fee and any other applicable costs, the return on the ETNs will always be lower than the total return on a direct investment in the index components. The ETNs are riskier than ordinary unsecured debt securities and have no principal protection. Credit of Barclays Bank PLC: The ETNs are unsecured debt obligations of the issuer, Barclays Bank PLC, and are not, either directly or indirectly, an obligation of or guaranteed by any third party. Any payment to be made on the ETNs, including any payment at maturity or upon redemption, depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of Barclays Bank PLC will affect the market value, if any, of the ETNs prior to maturity or redemption. In addition, in the event Barclays Bank PLC were to default on its obligations, you may not receive any amounts owed to you under the terms of the ETNs. Issuer Redemption: If specified in the applicable prospectus, Barclays Bank PLC will have the right to redeem or “call”a series of ETNs (in whole but not in part) at its sole discretion and without your consent on any trading day on or after the inception date until and including maturity. Automatic Redemption: If specified in the applicable prospectus, Barclays Bank PLC will automatically redeem a series of ETNs (in whole only, but not in part) at the specified automatic redemption value if, on any valuation date prior to or on the final valuation date, the intraday indicative note value of the ETNs becomes less than or equal to the applicable level specified in the prospectus. For ETNs inversely linked to the S&P 500 VIX Short-Term Futures™Index Excess Return, an automatic redemption may occur as a result of a precipitous increase in volatility in the U.S. equity markets and is highly likely to occur if the historical frequency of precipitous increases in volatility in the U.S. equity markets persist. The Performance of the Underlying Index is Unpredictable: An investment in the ETNs linked to the inverse performance of the index is subject to risks associated with fluctuations, particularly an increase, in the performance of the index. Because the performance of the index is linked to the inverse performance of futures contracts on the CBOE® Volatility Index (the “VIXIndex”),the performance of the underlying index will depend on many factors including, the level of the S&P 500® Index, the prices of options on the S&P 500® Index, and the level of the VIX Index which may change unpredictably, affecting the value of futures contracts on the VIX Index and, consequently, the level of the underlying index. Additional factors that may contribute to fluctuations in the level of such index include prevailing market prices and forward volatility levels of the U.S. stock markets and the equity securities included in the S&P 500® Index, the prevailing market prices of options on the VIX Index, relevant futures contracts on the VIX Index, or any other financial I0312 instruments related to the S&P 500® Index and the VIX Index, interest rates, supply and demand in the listed and over-the-counter equity derivative markets - as well as hedging activities in the equity-linked structured product markets. - IVOP iP Page 2 of 3

IVOP Benefits Risks May provide portfolio diversification and completion* No principal protection Ability to execute tactical views Credit risk of the issuer Interest Rate Management Concentration of index exposure Hedging Tool Minimum redemption value directly with issuer Exchange listed Market risk Daily redemption capabilities directly to issuer Yearly fee and applicable costs No tracking error to their specified underlying index** * Diversification does not protect against market risk. ** Excluding fees and applicable costs and applies only to the indicative value, not necessarily to the secondary market price. Tracking error refers to the under/over performance differential of an ETN versus its underlying index over a given time period, after accounting for the ETN’s fees and costs. One cannot invest directly in an index. Your ETNs Are Not Linked to the Inverse of the VIX Index: The value of your ETNs will be linked to the inverse performance of the underlying index, and your ability to benefit inversely from any rise or fall in the level of the VIX Index is limited. The index underlying your ETNs is based upon holding a rolling long position in futures on the VIX Index. These futures will not necessarily track the performance of the VIX Index. Your ETNs may not benefit from decreases in the level of the VIX Index because such decreases will not necessarily cause the level of VIX Index futures to decrease. Accordingly, a hypothetical investment that was linked directly to the inverse performance of the VIX Index could generate a higher return than your ETNs. Market and Volatility Risk: The market value of the ETNs may be influenced by many unpredictable factors and may fluctuate between the date you purchase them and the maturity date or redemption date. You may also sustain a significant loss if you sell your ETNs in the secondary market. Factors that may influence the market value of the ETNs include prevailing market prices of the U.S. stock markets, the index components included in the underlying index, and prevailing market prices of options on such index or any other financial instruments related to such index; and supply and demand for the ETNs, including economic, financial, political, regulatory, geographical or judicial events that affect the level of such index or other financial instruments related to such index. A Trading Market for the ETNs May Not Develop: Although the ETNs are listed on NYSE Arca, a trading market for the ETNs may not develop and the liquidity of the ETNs may be limited, as we are not required to maintain any listing of the ETNs. No Interest Payments from the ETNs: You may not receive any interest payments on the ETNs. Restrictions on the Minimum Number of ETNs and Date Restrictions for Redemptions: You must redeem at least 50,000 ETNs of the same series at one time in order to exercise your right to redeem your ETNs on any redemption date. You may only redeem your ETNs on a redemption date if we receive a notice of redemption from you by certain dates and times as set forth in the pricing supplement. Uncertain Tax Treatment: Significant aspects of the tax treatment of the ETNs are uncertain. You should consult your own tax advisor about your own tax situation. Barclays Bank PLC has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and other documents Barclays Bank PLC has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting www.iPathETN.com or EDGAR on the SEC website at www.sec.gov. Alternatively, Barclays Bank PLC will arrange for Barclays Capital Inc. to send you the prospectus if you request it by calling toll-free 1-877-764-7284, or you may request a copy from any other dealer participating in the offering. BlackRock Investments, LLC, assists in the promotion of the iPath ETNs. The ETNs may be sold throughout the day on the exchange through any brokerage account. Commissions may apply and there are tax consequences in the event of sale, redemption or maturity of ETNs. “Standard& Poor’s ®”,“S&P ®”,“S&P500®”,“Standard& Poor’s500TM”and “S&P500 VIX Short-Term FuturesTM”are trademarks of Standard & Poor’s Financial Services LLC (“S&P”) and have been licensed for use by Barclays Bank PLC. “VIX”is a registered trademark of the Chicago Board Options Exchange, Incorporated (“CBOE”) and has been licensed for use by S&P. The ETNs are not sponsored, endorsed, sold or promoted by S&P or the CBOE. S&P and CBOE make no representation, condition or warranty, express or implied, to the owners of the ETNs or any member of the public regarding the advisability of investing in securities generally or in the ETNs or in the ability of either index to track market performance. © 2012 Barclays Bank PLC. All rights reserved. iPath, iPath ETNs and the iPath logo are registered trademarks of Barclays Bank PLC. All other trademarks, - I0312 servicemarks or registered trademarks are the property, and used with the permission, of their respective owners. iP-0554-0512 - IVOP Not FDIC Insured - No Bank Guarantee - May Lose Value 1-877-764-7284 www.ipathetn.com Page 3 of 3 iP